JOINT FILING AGREEMENT

The undersigned persons agree and consent to the joint filing on their behalf of this Schedule 13G in connection with their beneficial ownership of Genesis Healthcare Corporation at December 2, 2003.

Signature /s/ James Dondero

Name/Title James Dondero, President of Highland Capital Management, L.P.

Signature /s/ James Dondero

James Dondero